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
                                                                                                                          Exhibit 11

                                                         DT INDUSTRIES, INC.
                                                  COMPUTATION OF EARNINGS PER SHARE
                                              (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)



                                                    Three Months Ended                       Six Months Ended
                                             December 26,        December 27,        December 26,       December 27,
                                                 1999                1998                1999               1998
                                            ----------------    ---------------     ---------------    ----------------

Net income                                  $         873       $       1,092       $         535      $      4,877
                                            ================    ===============     ===============    ================
Basic:

     Basic weighted average shares
        outstanding                                10,107              10,067              10,107             10,191
     Basic net income per share             $        0.09       $        0.11       $        0.05     $         0.48
                                            ================    ===============     ===============    ================
Diluted:

     Weighted average shares
        outstanding                                10,107              10,067              10,107             10,191

     Add dilutive effect of stock
        options based on treasury
        stock method using average
        market price                                   13                 123                  27                163
                                            ----------------    ---------------     ---------------    ----------------
                                                   10,120              10,190              10,134             10,354
                                            ================    ===============     ===============    ================
Diluted net income per share                $        0.09       $        0.11       $        0.05      $        0.47
                                            ================    ===============     ===============    ================

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[FN]
NOTE:For the three and six months ended December 26, 1999 and December 27, 1998, respectively, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.